Exhibit 21.0

List of Subsidiaries

Registrant                             Clifton Savings Bancorp, Inc.

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation

Clifton Savings Bank	100%	United States

Botany Inc. (1)	100%	New Jersey
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(1)	Wholly owned subsidiary of Clifton Savings Bank.